Ex. 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ACQUIRES SECOND PHASE OF SYCAMORE TERRACE APARTMENTS IN TERRE HAUTE, INDIANA

IRVINE, Calif., March 6, 2014 - Steadfast Income REIT, Inc. announced today the $6.7 million acquisition of the second phase of Sycamore Terrace Apartments, an apartment community in Terre Haute, Ind., which the REIT purchased in Sept. 2012. The newly constructed phase adds 72 apartment homes, bringing the total project to 250 apartment homes.
“We believe this acquisition represents a unique opportunity for us to acquire brand new, Class A construction with excellent amenities in a desirable submarket,” said Ella Shaw Neyland, president of Steadfast Income REIT. “Occupancy in phase one averaged 97% throughout 2013, and leasing activity on the new phase has been very strong.”
The first phase of Sycamore Terrace was built in 2011, and the second phase was developed in 2013. The fully constructed property now consists of 21 two-story residential buildings that offer large floor plans averaging over 1,200 square feet and a site design that provides a private residence entrance to each unit. Sycamore Terrace’s mix of one-, two- and three-bedroom apartments currently have average in-place rents of $1,043.

The spacious, contemporary floor plans have granite countertops, black kitchen appliances, gourmet bars, vinyl plank flooring and full-size washer/dryer connections, with many residents enjoying an attached garage. Community amenities include a resort-style pool with poolside entertainment area, 24-hour fitness center and a clubhouse with a multimedia room and free WiFi Hotspots throughout the common area.
Terre Haute is located approximately 75 miles west of Indianapolis and is home to several higher education centers including Indiana State University, which has a student enrollment of 11,500. In addition to education, the local economy is driven primarily by the healthcare and manufacturing industries.
Sycamore Terrace residents are a few miles from downtown Terre Haute and enjoy convenient access to the national retailers located along Route 41’s retail corridor.
With today’s acquisition, the REIT has acquired almost 16,000 apartment homes in Alabama, Illinois, Indiana, Iowa, Kansas, Kentucky, Missouri, Oklahoma, Ohio, Tennessee and Texas.
About Steadfast Income REIT
Steadfast Income REIT, which closed to new investments on Dec. 20, 2013, has invested more than $1.5 billion in 63 apartment communities in 11 Midwestern and Southern states. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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